Exhibit 99.1

Delek US and Delek Logistics Announce Elimination of Incentive Distribution Rights

BRENTWOOD, Tenn., August 13, 2020 – Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) and Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today announced the execution and closing of a definitive agreement to eliminate all of incentive distribution rights (IDRs) in Delek Logistics held by its general partner (GP) and convert its 2.0% economic general partner interest into a non-economic general partner interest in exchange for 14 million newly issued DKL common limited partner units and $45 million in cash. The newly issued DKL common limited partner units have a total equity value of approximately $484 million based on the DKL common limited partner units closing price of $34.59 on August 12, 2020, or $442 million based on a 10-day volume weighted average price of $31.56.

This transaction is expected to be immediately accretive to distributable cash flow per DKL common unit. Following the close of the transaction, Delek US will hold a non-economic GP interest in DKL and own approximately 34.7 million DKL common limited partner units, representing approximately 80% of DKL’s outstanding common limited partner units.

"We are pleased to announce the elimination of the IDRs,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US and Delek Logistics’ general partner. “This lowers the cost of capital for Delek Logistics paving the way for better execution of our midstream growth strategy. The partnership has a robust growth platform with high distribution coverage and a strong financial position. This transaction reinforces DKL as a premier MLP, and we remain committed to a competitive and growing distribution.”

“From the Delek US perspective, this transaction increases ownership in Delek Logistics to approximately 80% of the LP units outstanding. This ownership stake in Delek Logistics underpins significant underlying value within the overall Delek US portfolio.” added Yemin.

To implement the transaction, Delek Logistics’ partnership agreement was amended and restated. The amended and restated partnership agreement also increases from 80% to 85% the ownership threshold that enables the GP and its affiliates to exercise the GP’s right to purchase all, but not less than all, of the remaining DKL common units. The threshold will return to 80% automatically upon Delek US ownership falling below 77%.

The transaction was approved by the Conflicts Committee of Delek Logistics’ general partner, which is comprised solely of independent directors. The Conflicts Committee engaged Janney Montgomery Scott to act as its financial advisor and Gibson Dunn & Crutcher L.L.P. to act as its legal counsel. Delek US engaged Barclays as its exclusive financial advisor and Baker Botts L.L.P. to act as its legal counsel.

In connection with the transaction, the independent, disinterested members of the Delek US Board approved the purchase by the GP of the 5.2% interest in the GP previously held by members of management. Following this purchase, the GP is a 100% owned subsidiary of Delek US.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.
The logistics operations consist of Delek Logistics. Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 253 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, expenses, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward- looking statements,” as that term is defined under the federal securities laws. Forward looking statements include, but are not limited to, statements regarding forecasted incremental annualized EBITDA, forecasted incremental annualized net income, projected distribution coverage and leverage ratios, and distribution growth. Investors are cautioned that the following important factors, among others, may affect these forward-looking statements: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell, including uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on demand for crude oil, refined products and transportation and storage services; risks related to Delek’s exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth, including risks associated with acquisitions and dispositions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek’s filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, after the date hereof, except as required by applicable law or regulation.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).